Exhibit 8

Subsidiaries

Company	Country of Incorporation
Volume Jet Trading Inc.	Marshall Islands
Nirvana Product Trading Inc.	Marshall Islands
King Of Hearts Inc.	Liberia
Intercontinental Crude And Product Enterprises Inc.	Marshall Islands
Petroleum Trading And Shipping Inc.	Marshall Islands
Clean Power Inc.	Liberia
Mr. Roi Inc.	Marshall Islands
Blue Oddysey International Inc.	Marshall Islands
Haven Exotic Trading Inc.	Marshall Islands
Aquatic Success International Inc.	Liberia
Alpine Hydrocarbons Inc.	Marshall Islands
Artemisia Commodities Inc.	Marshall Islands
Ancient Mythology Trading Inc.	Liberia
Aurelia World Transports Inc.	Marshall Islands
Edrys Shipments Inc.	Marshall Islands
Guinevere Dry Cargoes Inc.	Marshall Islands
Imperial Petroleum Product Solutions Inc.	Marshall Islands
Laurentia Bulk Inc.	Marshall Islands
Ophelia Grain Inc.	Marshall Islands
Poseidonas Corporation Inc.	Marshall Islands
Sapphira Wheat Inc.	Marshall Islands
Blackhawk Fire Industries Inc.	Liberia
Catharge Transports Inc.	Liberia
Marvellous Iron Transport Inc.	Liberia
Out and About Grain and Wheat Inc.	Liberia
Panacea Potions Inc.	Liberia
Rider Petroleum Products Inc.	Liberia